Exhibit No. 99.1

AMAC to Incur Non-Recurring Charge

To Modify Certain PERS Units

OCEANSIDE, NY January  20, 2005, – American Medical Alert Corporation (Nasdaq: AMAC), a national provider of home health monitoring appliances and 24-hour healthcare communication services, today announced it will realize a non-recurring charge of approximately $1.5 million for costs it expects to incur to upgrade certain versions of its Personal Emergency Response Systems (“PERS”) and related equipment. The amount of the charge is subject to adjustment either upward or downward based predominately upon how closely the Company can align the exchange program with its normal equipment refurbishment and replacement program.  The Company has not yet determined over what period(s) the charge will be recorded.  The Company has determined that certain versions of its PERS equipment emit levels of radio frequency energy that exceed applicable standards designed to reduce the possibility of interference with radio communications. Although this issue poses no safety or functionality risk to subscribers, the Company plans to work with its provider agencies to facilitate this technical upgrade through an exchange program. The Company is working with the Federal Communications Commission to assure that all of its PERS equipment satisfies all applicable standards and regulations.

Management believes the Company will continue to generate sufficient cash flow from operations to satisfy its anticipated obligation associated with this exchange program. Anticipated costs include material, shipping and labor costs for the equipment upgrade, inventory provisions for service providers to facilitate the exchange program and costs associated with in-field visits to perform exchanges in AMAC’s local service areas.

Howard Siegel, Chief Executive Officer, speaking on behalf of AMAC stated: “We believe the Company’s exchange program is an effective method to upgrade the affected systems and ensure compliance.  We are working closely with our local service providers to make the exchange program a seamless event.  Notwithstanding this non-recurring charge, the Company expects to continue the execution of its business plan in its Telehealth, PERS and Telephone Answering Service businesses.”

 About American Medical Alert Corp.

AMAC is a national provider of remote health monitoring devices and 24/7 communication services designed to promote early medical intervention and improve quality of life for senior, disabled and chronically ill populations. AMAC’s product and service offerings include Personal Emergency Response Systems (PERS), electronic medication reminder devices, disease management monitoring appliances and 24/7 medical on-call and emergency response monitoring. AMAC operates several National Medical On-Call and Communication Centers allowing access to trained response professionals 24/7.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “estimate,” “project,” “anticipate,” “continue,” or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in this press release and the Company’s filings with the

Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-KSB, the Company’s Quarterly Reports on Forms 10-QSB, and other filings and releases. These include uncertainties relating to government regulation, technological changes, our expansion plans, our contract with the City of New York and product liability risks.

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